UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 6, 2017

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

(408) 904-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 6, 2017, Synaptics Incorporated (the “Company”), entered into a Commitment Increase Agreement and Second Amendment (the “Incremental Amendment”) to the Company’s existing credit agreement, dated as of September 30, 2014 (as amended or modified from time to time, the “Credit Agreement”) by and among the Company, the lenders named therein and Wells Fargo Bank, National Association, as administrative agent for the lenders.

Pursuant to the Incremental Amendment, the Company increased the maximum permitted principal amount of incremental loan commitments to $200,000,000, and utilized such increased amount to obtain additional revolving commitments under the Credit Agreement from each of its existing lenders in the aggregate principal amount of $200,000,000, such that after giving effect to the Incremental Amendment, the aggregate amount of the revolving commitments under the Credit Agreement became $450,000,000.

In addition, the Incremental Amendment also (a) increased the maximum permitted Consolidated Total Leverage Ratio (as defined in the Credit Agreement) to 2.50:1.00, with a further increase to 3.00:1.00 for the first four fiscal quarters ending after any acquisition having an aggregate consideration exceeding $150,000,000 (and stepping down to 2.75:1.00 thereafter), (b) modified the negative covenants to permit up to $50,000,000 per fiscal quarter of accounts receivable financings, and (c) set the “Specified Leverage Ratio” (as defined in the Credit Agreement), which is the ratio used in determining, among other things, whether the Company is permitted to make dividends and/or prepay certain indebtedness, at a fixed ratio of 2.25:1.00 (rather than a floating amount equal to the greater of (i) 2.00:1.00, and (ii) 0.25 below the then applicable financial covenant requirement).

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1.2	Commitment Increase Agreement and Second Amendment to Credit Agreement, dated April 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: April 6, 2017	By:	/s/ John McFarland
John McFarland
Senior Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1.2	Commitment Increase Agreement and Second Amendment to Credit Agreement, dated April 6, 2017